CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use in this Registration Statement on Form N-1A of our report dated August 9, 2000, relating to the financial statement of The Stockback Fund, which appears in such Registration Statement. We also consent to the reference to us under the heading "Service Providers - Independent Accountants" in such Registration Statement.


/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
New York, New York
August 9, 2000